Exhibit 21.1

Subsidiaries of Gramercy Capital Corp.

ENTITY	JURISDICTION
GKK Capital LP	Delaware
GKK Trading Corp.	Delaware
Gramercy Investment Trust	Maryland
Gramercy Warehouse Funding I LLC	Delaware
Gramercy Warehouse Funding II LLC	Delaware
GIT Trading Corp.	Delaware